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                                                                    EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the registration statement filed on Form S-3 of our report dated January 7, 2000 on the combined statements of revenues less direct and allocated expenses before taxes of the Semiconductor Components Group of Motorola, Inc. for the period from January 1, 1999 through August 3, 1999 and for the year ended December 31, 1998, which appears in the Annual Report to Stockholders, which is incorporated by reference in the Annual Report on Form 10-K/A of ON Semiconductor Corporation for December 31, 2000 and to the reference to our firm under the heading "Experts" in the registration statement.


/S/ KPMG LLP

Phoenix, Arizona
November 14, 2001